Exhibit 16



August 29, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549



We have read Item 4 of Form 8-K/A No.1 dated September 3, 1996, of LightPath Technologies, Inc., and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in third paragraph of page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1995 financial statements.




                                             Very truly yours,



                                             /s/Ernst & Young
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